Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2021 RESULTS

LINCOLN, Nebraska (August 3, 2021) — National Research Corporation (NASDAQ:NRC) today announced results for the second quarter of 2021.

Financial Results (Q2 2021 compared to Q2 2020):
●	Total Recurring Contract Value growth of 5% to $149.8 million
●	Revenue increased 17% to $36.4 million
●	Operating Income increased 32% to $12.2 million

We saw significant improvement in revenue growth in the second quarter which is in line with our continued focus on increasing our revenue growth rate and enabling human understanding for the clients we serve. Our primary emphasis is on organic growth levers of increasing revenue from our core offerings within our existing client base, as well as adding new clients to increase market share. As a result, revenue from our Voice of the Customer offerings increased by 29% in the second quarter of 2021 compared to 2020, and we continued our momentum of winning new clients including The Oregon Clinic and Foundation Health Partners.

We believe our solutions are highly differentiated in our clients’ eyes against competitive offerings from firms outside of the healthcare industry and legacy vendors within as we continue to add new clients. We believe that every added client deepens our moat and brings additive value to all current partners through the network effect and the efficiencies inherent in our subscription model have led to long-term margin improvements, a hallmark of our financial performance.

Our cash balance increased to $48.9 million at the end of the second quarter. We have adopted a capital allocation strategy that we expect will leverage our available liquidity, along with our continued strong free cash flow to support additional M&A activity, as well as provide returns to shareholders through our dividends.

Second quarter 2021 revenue was $36.4 million, an increase of 17% over second quarter 2020. This was primarily due to new customer sales, as well as an increase in sales to the existing client base. During the same period in 2020, we also experienced revenue reductions from COVID-19 as some clients reduced or eliminated services they purchased from us as cost-reducing measures. Consolidated operating income for the second quarter 2021 was $12.2 million or a 32% increase over the same period last year.

NRC Announces Second Quarter 2021 Results

August 3, 2021

Total operating expenses of $24.2 million for the second quarter 2021 increased by 10% compared to the second quarter 2020 total operating expenses of $21.9 million.

Direct expenses increased to $12.5 million for the second quarter 2021, compared to $11.6 million for the second quarter 2020. Variable expenses increased $958,000 and fixed expenses decreased $56,000 in comparison to the same period of 2020. Variable expenses increased due to higher survey contracted services partially offset by less postage, printing, and paper costs primarily resulting from changes in survey methodologies. Conference expenses increased due to the timing and shift in attendance format of conferences. Fixed expenses decreased primarily as a result of lower salary and benefit costs, decreased equipment lease costs, and reduced company incentive event costs partially offset by higher software and platform hosting expenses. Direct expenses as a percentage of revenue decreased to 34% in the second quarter 2021 compared to 37% in the second quarter 2020.

Selling, general and administrative expenses increased to $10.0 million for the second quarter 2021, compared to $8.9 million for the same period in 2020, primarily due to increases in public company and other legal and accounting costs, higher contracted services and increased business insurance. Selling, general and administrative expenses were 28% of revenue for the second quarter 2021 and 2020.

Depreciation, amortization and impairment expense increased to $1.6 million in the second quarter of 2021 compared to $1.4 million in 2020, primarily due to our transformation to a distributed workforce environment, which includes building renovations in our headquarters. Depreciation, amortization and impairment expense was 5% of revenue for the second quarter 2021 and 2020.

Other income and expense was $345,000 of other net expense in the second quarter 2021 compared to $718,000 of other net expense in second quarter of 2020. This increase in other net expense was primarily due to revaluation on intercompany transactions due to changes in the foreign exchange rate. This was partially offset by decreased interest expense due to the declining balance on our term loan.

The Company had an income tax provision of $3.0 million for second quarter 2021 compared to $842,000 in 2020 with an effective tax rate of 25% for second quarter 2021 compared to 10% in 2020. The effective tax rate increased due to decreased tax benefits from the exercise and vesting of share-based compensation awards and higher state income taxes.

Net income for second quarter 2021 was $8.9 million compared to $7.7 million for the same period last year. Diluted earnings per share increased to $0.35 for the quarter ended June 30, 2021, from diluted earnings per share of $0.30 for the quarter ended June 30, 2020.

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NRC Announces Second Quarter 2021 Results

August 3, 2021

On a year-to-date basis, 2021 revenue increased by 11% to $71.9 million compared to $65.0 million for the first six months of 2020. Operating income for the first six months increased by 18%, from $20.5 million in 2020 to $24.3 million in 2021. Year-to-date net income for 2021 was $18.2 million compared to first half 2020 net income of $19.5 million. The decrease in net income was impacted by an increase in the effective income tax rate from 2% in 2020 to 23% in 2021 due to decreased tax benefits from the exercise and vesting of share-based compensation awards and higher state income taxes.

For more than 40 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. Our purpose is to enable human understanding by helping our clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2020 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. In this press release, the statements relating to future M&A activity, future payment of dividends, and the future impact of adding additional clients are forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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NRC Announces Second Quarter 2021 Results

August 3, 2021

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Revenue	$36,425	$31,166	$71,889	$65,026

Operating expenses:
Direct expenses	12,536	11,634	24,476	24,180
Selling, general and administrative	10,016	8,852	19,536	17,600
Depreciation and amortization	1,634	1,405	3,618	2,777
Total operating expenses	24,186	21,891	47,630	44,557

Operating income	12,239	9,275	24,259	20,469

Other income (expense):
Interest income	3	2	6	13
Interest expense	(423)	(450)	(855)	(914)
Other, net	75	(270)	96	360

Total other expense	(345)	(718)	(753)	(541)

Income before income taxes	11,894	8,557	23,506	19,928

Provision for income taxes	2,950	842	5,330	458

Net income	$8,944	$7,715	$18,176	$19,470

Earnings Per Share of Common Stock:

Basic Earnings Per Share	$0.35	$0.31	$0.71	$0.78
Diluted Earnings Per Share	$0.35	$0.30	$0.71	$0.76

Weighted average shares and share equivalents outstanding
Basic	25,426	25,148	25,420	25,060
Diluted	25,645	25,680	25,656	25,702

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NRC Announces Second Quarter 2021 Results

August 3, 2021

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	June 30, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$48,899	$34,690
Accounts receivable, net	14,157	13,923
Income taxes receivable	153	1,235
Other current assets	4,380	4,264
Total current assets	67,589	54,112

Property and equipment, net	11,525	11,726
Goodwill	61,640	57,255
Other, net	11,095	10,330
Total assets	$151,849	$133,423

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable, net unamortized debt issuance costs	$4,168	$4,061
Accounts payable and accrued expenses	4,959	4,279
Accrued compensation	7,075	6,460
Income taxes payable	512	--
Deferred revenue	16,848	15,585
Other current liabilities	3,364	1,296
Dividends payable	3,053	--
Total current liabilities	39,979	31,681

Notes payable, net of current portion and unamortized debt issuance costs	24,434	26,547
Other non-current liabilities	11,071	10,880
Total liabilities	75,484	69,108

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 110,000,0000 shares in 2021 and 60,000,000 shares in 2020, issued 30,850,131 in 2021 and 30,775,154 in 2020, outstanding 25,439,013 in 2021 and 25,390,968 in 2020	31	31
Additional paid-in capital	172,844	171,785
Retained earnings (accumulated deficit)	(49,304)	(61,375)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,269)	(2,399)
Treasury stock	(44,937)	(43,727)
Total shareholders’ equity	76,365	64,315
Total liabilities and shareholders’ equity	$151,849	$133,423

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